UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

March 29, 2013

Dear Shareholder:

On behalf of the Board of Directors and management of Orrstown Financial Services, Inc., I cordially invite you to attend our 2013 Annual Meeting of Shareholders. The Annual Meeting will be held at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania on Tuesday, April 30, 2013, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. I will also report on our operations. Our directors and officers, as well as representatives of Smith Elliott Kearns & Company, LLC, our independent registered public accounting firm, will be present to respond to shareholder questions.

You will be asked to (i) elect the Board’s four nominees for director, (ii) provide a non-binding advisory vote approving the compensation paid to our named executive officers as disclosed in this proxy statement; and (iii) ratify the appointment of Smith Elliott Kearns & Company, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board of Directors recommends a vote “FOR” the election as directors to Class B of the four nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; and “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All shareholders can vote by returning the enclosed Proxy Card. Also, you may vote in person at the meeting if you so choose. If you do decide to attend the Annual Meeting and feel for whatever reason that you want to change your vote at that time, you will be able to do so.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2013

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. will be held on Tuesday, April 30, 2013, at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, to consider and take action on the following matters:

1.	Elect four (4) directors to Class B for three (3) year terms expiring in 2016;

2.	Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On-Pay”);

3.	Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013; and

4.	Transact such other business as may properly come before the annual meeting.

Your Board of Directors recommends a vote “FOR” the election as directors to Class B of the four nominees listed in the enclosed Proxy Statement; “FOR” approval of the advisory vote on compensation paid to our named executive officers; and “FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013.

This Notice of Annual Meeting of Shareholders, the Proxy Statement and the enclosed Proxy card are being mailed on or about March 29, 2013 to shareholders of record at the close of business on March 8, 2013. A copy of the Annual Report on Form 10-K for the year ended December 31, 2012 is also enclosed.

Sincerely,

Dr. Anthony F. Ceddia
Secretary

March 29, 2013

Important Notice Regarding Internet Availability of Proxy Materials

for the Shareholder Annual Meeting to be

Held on April 30, 2013 at 9:00 a.m.

The Proxy Statement and Annual Report to

Shareholders are available on the Internet at

http://www.cfpproxy.com/5772

Page
Annual Meeting Information	1
Who is entitled to vote?	1
On what am I voting?	1
How does the Board of Directors recommend I vote?	1
How do I vote?	2
What is a quorum?	2
How are abstentions and broker non-votes counted?	2
What vote is required to elect directors?	3
What vote is required to approve the other proposals?	3
Who will count the vote?	3
What is the deadline for shareholder proposals for next year’s Annual Meeting?	3
How are proxies being solicited?	3

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on April 30, 2013	3

Share Ownership of Certain Beneficial Owners	4

Share Ownership of Management	5

Section 16(a) Beneficial Ownership Reporting Compliance	5

Proposal 1 – Election of Directors	6
Nomination of Directors	6
Biographical Summaries of Nominees and Directors	9
Director Independence	11
Shareholder Communications with the Board of Directors	11
Board Structure, Committees and Meeting Attendance	12
Audit Committee Report	14
Compensation Committee Interlocks and Insider Participation	14
Transactions with Directors and Management	15
Compensation of Directors	16
2012 Director Compensation Table	16
Information About Executive Officers and Other Significant Employees	18
Compensation Discussion and Analysis	19
Compensation Committee Report	26
Compensation Risk Assessment	26
Executive Compensation Tables	26
2012 Summary Compensation Table	27
2012 All Other Compensation Table	28
2012 Outstanding Equity Awards at Fiscal Year-End Table	29
2012 Option Exercises and Stock Vested Table	29
2012 Pension Benefits Table	30
Potential Payments Upon Termination or Change in Control	30

Proposal 2 – Advisory Vote on Compensation Paid to Named Executive Officers (“Say-On-Pay”)	33
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers	33

Proposal 3 – Ratification of the Audit Committee’s Selection of Smith Elliott Kearns & Company, LLC as the Company’s Independent Registered Public Accounting Firm for 2013	35
Relationship with Independent Registered Public Accounting Firm	35

Annual Report on Form 10-K	36

i

ORRSTOWN FINANCIAL SERVICES, INC.

77 East King Street

Shippensburg, Pennsylvania 17257

PROXY STATEMENT

Annual Meeting Information

This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”) to be held Tuesday, April 30, 2013, beginning at 9:00 a.m., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournments or postponements of the Annual Meeting. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy will be mailed to shareholders on or about March 29, 2013.

Who is entitled to vote?

Shareholders owning Company common stock as of the close of business on March 8, 2013 are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Each shareholder has one vote per share on all matters to be voted on. As of March 8, 2013 there were 8,084,813 shares of the Company’s common stock outstanding.

On what am I voting?

You will be asked to:

(i)	elect four (4) directors to Class B for three (3) year terms expiring in 2016;

(ii)	approve a non-binding advisory vote regarding the compensation paid to our named executive officers as disclosed in this proxy statement (“Say-On-Pay”); and

(iii)	ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013.

The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the shareholders would be presented at the Annual Meeting, the proxies will vote according to the directions of the Board of Directors.

How does the Board of Directors recommend I vote?

The Board of Directors recommends that shareholders vote:

(i)	“FOR” the election of each of the four nominees as directors to Class B named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our named executive officers as disclosed in this proxy statement; and

(iii)	“FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013.

How do I vote?

Sign and date each proxy form you receive and return it in the postage-paid envelope provided. If you sign your proxy form but do not mark your choices, your proxies will vote:

(i)	“FOR” the four persons nominated for election as directors to Class B named in this proxy statement;

(ii)	“FOR” approval of the non-binding advisory vote on the compensation paid to our named executive officers as disclosed in this proxy statement; and

(iii)	“FOR” ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013.

You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date or vote in person at the meeting.

You are only entitled to vote at the Annual Meeting if our records show that you held shares of the Company’s common stock as of the close of business on March 8, 2013. If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the broker or other intermediary which is the record holder of your shares.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the Annual Meeting to be held.

How are abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

A broker non-vote occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine,” such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to elect directors?

Directors are elected by a plurality of votes. The four nominees for election as directors to Class B receiving the highest number of votes will be elected to the Board of Directors. Votes withheld and broker non-votes will have no effect on the election of directors.

What vote is required to approve the other proposals?

A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.

Who will count the vote?

The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the Annual Meeting.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by the Company not later than November 29, 2013. In addition, in order to be considered for possible action by the shareholders at the 2014 annual meeting of shareholders (the “2014 Annual Meeting”), proposals not included in the Company’s proxy statement must also be submitted to the Secretary of the Company not later than November 29, 2013. All proposals should be addressed to the Secretary of the Company.

How are proxies being solicited?

In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held by such persons and will be reimbursed by the Company for their expenses. The Company has retained Georgeson to assist in the solicitation of proxies for a fee of approximately $25,000. The cost of soliciting proxies for the Annual Meeting will be borne by the Company.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Annual Meeting to be held on April 30, 2013

The Notice of Annual Meeting, this Proxy Statement, the form of Proxy and the Company’s Annual Report on Form 10-K are available at:

http://www.cfpproxy.com/5772

Share Ownership of Certain Beneficial Owners

The Company does not know of any person or group who beneficially owned more than 5% of the Company’s Common Stock on March 8, 2013, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class

Orrstown Bank 77 East King Street Shippensburg, PA 17257	558,893 (1)	6.91%

PL Capital Group (2) 20 East Jefferson Avenue Suite 22 Naperville, IL 60540	556,153	6.88%

(1)

Shares held directly by Orrstown Bank (the “Bank”), or by way of its nominees, in its trust department as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. The Bank shares voting power as to 342,106 of these shares but, as a matter of policy, votes such shares solely in accordance with the directions, if any, of the persons with whom it shares voting power. The Bank has sole voting power as to 69,529 of these shares and, subject to the provisions of governing instruments and/or in accordance with applicable provisions of fiduciary law, may vote such shares in what it reasonably believes to be the best interest of the respective trust, estate or agency account for which it holds such shares. As a matter of policy, however, the Bank does not vote shares for which it has sole voting power. The Bank does not have the right to vote with respect to the remaining 147,258 shares and disclaims beneficial ownership of such shares. The Bank has investment discretion with respect to 411,635 of the shares but, as a matter of policy, does not exercise that discretion and acts with respect to such shares solely upon the written direction of the client. The Bank does not have investment discretion with respect to the remaining 147,258 shares.

(2)	The information regarding beneficial ownership by PL Capital Group is as reported in a Schedule 13D/A filed with the SEC on February 5, 2013 by:

—	Financial Edge Fund, L.P. (“Financial Edge Fund”);

—	Financial Edge-Strategic Fund, L.P. (“Financial Edge Strategic”);

—	PL Capital/Focused Fund, L.P. (“Focused Fund”);

—	PL Capital, LLC, general partner of Financial Edge Fund, Financial Edge Strategic and Focused Fund (“PL Capital”);

—	PL Capital Advisors, LLC, the investment advisor to Financial Edge Fund, Financial Edge Strategic, Focused Fund and Goodbody/PL Capital, L.P. (“PL Capital Advisors”);

—	Goodbody/PL Capital, L.P. (“Goodbody/PL LP”);

—	Goodbody/PL Capital, LLC, general partner of Goodbody/PL LP (“Goodbody/PL LLC”); and

—	John W. Palmer and Richard J. Lashley, as managing members of PL Capital, PL Capital Advisors and Goodbody/PL LLC.

According to the Schedule 13D/A, (a) Financial Edge Fund has shared voting and shared dispositive power over 294,614 shares, (b) Financial Edge Strategic has shared voting and shared dispositive power over 96,462 shares, (c) Focused Fund has shared voting and shared dispositive power over 59,123 shares, (d) PL Capital has shared voting and shared dispositive power over 450,199 shares, (e) PL Capital Advisors has shared voting and shared dispositive power over 556,153 shares, (f) Goodbody/PL LP has shared voting and shared dispositive power over 105,954 shares, (g) Goodbody/PL LLC has shared voting and shared dispositive power over 105,954 shares, (h) John W. Palmer has shared voting and shared dispositive power over 556,153 shares, and (i) Richard J. Lashley has shared voting and shared dispositive power over 556,153 shares.

Share Ownership of Management

The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each executive officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 8, 2013, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)		Exercisable Stock Options(1)(2)

David P. Boyle	18,500		0
Barbara E. Brobst	6,415		18,472
Anthony F. Ceddia	8,296		3,602
Jeffrey W. Coy	37,485	(3)	3,602
Philip E. Fague	16,949		29,782
Jeffrey S. Gayman	5,250	(4)	14,239
Mark K. Keller	4,868		349
Andrea Pugh	21,478		3,602
Thomas R. Quinn, Jr.	8,890		6,000
Gregory A. Rosenberry	40,674	(5)	3,602
Jeffrey M. Seibert	2,500		0
Glenn W. Snoke	14,193	(6)	3,602
Floyd E. Stoner	11,327		0
Benjamin Wallace	0		0
John S. Ward	4,893		3,602
Joel R. Zullinger	36,571	(7)	3,602
Directors, nominees and executive officers as a group (17 persons including those named above)	238,290		94,056

(1)

On March 8, 2013, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors, nominees, and executive officers as a group beneficially owned approximately 332,346 shares or 4.06% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)

The amounts shown reflect the number of shares of Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 8, 2013 through the exercise of stock options granted pursuant to the Company’s stock option plans.

(3)	Includes 6,324 shares held by Mr. Coy’s spouse in her IRA.
(4)	Includes 10 shares Mr. Gayman holds as custodian for his children.
(5)	Includes 56 shares Mr. Rosenberry holds as custodian for his son.
(6)	Includes 150 shares held by Mr. Snoke’s spouse as custodian for her son.
(7)	Includes 220 shares held by Mr. Zullinger’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and the beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership of their equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2012 our directors, executive officers and beneficial owners of more than 10% of our common stock who are subject to the reporting requirements of Section 16(a) of the Securities

Exchange Act of 1934 complied with all SEC filing requirements applicable to them, except for two instances. David P. Boyle and Jeffrey M. Seibert did not timely file their respective Form 3 upon becoming executive officers of the Company. Mr. Boyle and Mr. Seibert did not own any stock of the Company upon becoming an executive officer. Messrs. Boyle and Seibert have subsequently filed Forms 4 to report the acquisition of Company stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a three year term of office. At each annual meeting of shareholders, a class consisting of approximately one third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been elected and qualified. Accordingly, at the Annual Meeting, the shareholders will be asked to elect four directors to Class B to serve until the annual meeting of shareholders in 2016 or until their successors are elected and qualified.

The Board of Directors has nominated the following persons for election as directors to Class B:

Mark K. Keller

Thomas R. Quinn, Jr.

Gregory A. Rosenberry

Glenn W. Snoke

All four nominees are presently serving as directors of the Company and the Bank.

If you return a properly signed and dated proxy your shares of Company Common Stock represented by your proxy will be voted FOR the election of the four named nominees unless you mark the proxy form to withhold authority to vote for one or more of the nominees. If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.

The Board of Directors recommends that you vote FOR the election of each of the named nominees as directors to Class B.

Nomination of Directors

In connection with the Annual Meeting, the Nominating and Governance Committee of the Company’s Board of Directors has reviewed the qualifications of and made recommendations regarding potential candidates to be nominated by the Board of Directors for election to the Board. The four nominees named above were recommended by the Nominating and Governance Committee, then submitted to and approved by the Board of Directors as the four nominees for election as directors to Class B.

In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the Nominating and Governance Committee has considered a variety of factors including each candidate’s integrity, independence, qualifications, skills, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), compatibility with other members of the Board of Directors, the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors as it has deemed to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.

The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of board candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other board nominees.

Director Eligibility Requirements.    The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 3,500 shares of the Company’s common stock. In addition, no one may be nominated to serve as a director of the Company that: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above. In addition, the age of members of the Board is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board until the expiration of their term.

Settlement of Proxy Contest and Derivative Lawsuit.    On January 31, 2013, the Company entered into a Confidential Settlement and General Release Agreement (the “Settlement Agreement”) by and among, the Company and its directors, PL Capital; Financial Edge Fund; Richard J. Lashley; and John W. Palmer and certain other affiliates of PL Capital (collectively, the “PL Capital Parties”). Based on the most recent amendment to the PL Capital Parties’ Schedule 13D, filed with the Securities and Exchange Commission on February 5, 2013, certain of the PL Capital Parties beneficially own, in the aggregate, up to 556,153 shares, or 6.88% of the Company’s outstanding common stock.

On December 28, 2012, PL Capital principal John Palmer, on behalf of the Financial Edge Fund, mailed a notice of intent to nominate Richard J. Lashley for election as a director at the Annual Meeting. On January 7, 2013, the PL Capital Parties filed a shareholder derivative action (the “Lawsuit”) against the Company and its directors (the “Defendants”) alleging discriminatory application of certain bylaw amendments adopted by the Company on November 19, 2012.

Under the terms of the Settlement Agreement, the PL Capital Parties agreed to, among other things, not bring or advise any shareholders on proposals before the Annual Meeting, direct their counsel to take all steps necessary for dismissal of the Lawsuit with prejudice, withdraw the nomination of Richard J. Lashley for the Annual Meeting and refrain from nominating any other Board candidate through the last day of the Annual Meeting, refrain from waging or advising any shareholders on any proxy contests related to the Annual Meeting, and not disparage the Board or the Company through the last day of the Annual Meeting.

The PL Capital Parties have also agreed to advise the Defendants, within 10 days of the filing of the Company’s 2013 third quarter Form 10-Q (the “Third Quarter 10-Q”), whether they will nominate a candidate to run for a seat on the Board at the 2014 Annual Meeting. If the PL Capital Parties do not nominate a candidate to run for a seat on the Board in 2014 within 10 days of the filing of the Third Quarter 10-Q, the PL Capital Parties have agreed to refrain from taking the following actions: nominating any Board candidate for the 2014 Annual Meeting; waging any proxy contests at the 2014 Annual Meeting; making any shareholder proposals at the 2014 Annual Meeting; advising shareholders on any proposals, proxy contests, and/or nominees through the last day of the 2014 Annual Meeting; commenting on any allegations of improper conduct by the Defendants or the Company, as alleged in the complaint, through the last day of the 2014 Annual Meeting; and disparaging the Defendants and/or the Company through the last day of the 2014 Annual Meeting.

In consideration of the foregoing, the Defendants agreed to amend, and on February 28, 2013 amended, the Company’s bylaws to rescind the director eligibility requirements related to residency (contained in Section 3-12, Article III) and not serving as a management official of another bank (contained in Section 3-14, Article III), both of which became effective on November 19, 2012 (the “November Amendments”). In addition, the Defendants have agreed that, from the date of the Settlement Agreement through the last day of the 2014 Annual Meeting, they will not implement any changes to the Company’s articles of incorporation or bylaws that would prevent the PL Capital Parties from nominating a candidate to run for a seat on the Board at the 2014 Annual Meeting. Similarly, the Company and the Defendants have agreed not to add any director eligibility requirements to the bylaws of the Bank through the last day of the 2014 Annual Meeting that would exclude a director nominated by the PL Capital Parties who wins election to the Board from also serving on the Bank’s board of directors and represent that such bylaws do not currently contain any eligibility requirement similar to those contained in the November Amendments.

If within 10 days of the filing of the Third Quarter 10-Q, the PL Capital Parties declare that they will not nominate a candidate for a Board seat in 2014, the Defendants have agreed that from the last day of the 2014 Annual Meeting through the last day of the Company’s 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”) that they will not implement any changes to the Company’s articles or bylaws that would prevent the PL Capital Parties from nominating a candidate at the 2015 Annual Meeting. If the PL Capital Parties do not nominate any Board candidate for the 2014 Annual Meeting, the Company and the Defendants have agreed that, from the last day of the 2014 Annual Meeting through the last day of the 2015 Annual Meeting, they will not add any director eligibility requirements to the Bank’s bylaws that would preclude a candidate of the PL Capital Parties who won election to the Board from serving on the Bank’s board of directors.

The Company also agreed to pay the reasonable legal fees and expenses of the PL Capital Parties related to the Lawsuit. It is anticipated that the settlement in total will cost the Company approximately $170,000.

The Settlement Agreement contains other customary terms for an agreement of this type, including a release of claims relating to the claims raised by the PL Capital Parties in the Lawsuit, or to the subject matter of the Lawsuit.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as Exhibit 99.1 to the Company’s Form 8-K filed on February 4, 2013, which is incorporated herein by reference.

No other recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this Proxy Statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.

Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.

Shareholder nominations in accordance with the procedures set forth in the Company’s bylaws must be submitted not less 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders of the corporation, and must include a statement setting forth the background, education and business experience of the nominee.

A copy of the Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com.

Biographical Summaries of Nominees and Directors

The Board of Directors believes that each of the nominees and directors possesses such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors to Class B at the Annual Meeting and information about the directors in Class A and Class C demonstrating these characteristics is set forth below.

Nominees for Director:

CLASS B DIRECTORS – CURRENT TERM EXPIRES IN 2013

Mark K. Keller – 59, was appointed to the Company’s Board of Directors in 2009 and the Bank’s Board of Directors in 2008. Mr. Keller has served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, since 2004. The Board of Directors values Mr. Keller’s knowledge of the Bank’s Perry County, Pennsylvania market area attained through his representation of that area in the General Assembly.

Thomas R. Quinn, Jr. – 53, was appointed as President and Chief Executive Officer and a director of the Company and of the Bank in May 2009 immediately following the 2009 Annual Meeting of Shareholders. Mr. Quinn joined the Bank in March 2009 as President-elect and served in that capacity until he was appointed President and Chief Executive Officer. Previously, Mr. Quinn served as President and Chief Executive Officer of Fifth Third Bancorp’s South Florida Affiliate from 2005 to July 2008 and in a variety of executive positions with Citigroup and its affiliates from 1992 to 2005. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer to peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective Mr. Quinn possesses as a result of his service as a senior executive with Fifth Third Bancorp and Citigroup have been and will continue to be valuable to the Company as it continues its transition from a smaller community banking institution to a multi-billion dollar regional institution.

Gregory A. Rosenberry – 58, has been a member of the Board of Directors of the Company and of the Bank since 1997. He is President and General Partner of Rosenberry Family Limited Partnership, a timber harvesting and wholesale, real estate and securities investment business, President and owner of Tri-Valley Forestry, Inc. and a director, Secretary and shareholder of Rosenberry Brothers Lumber, Inc. Mr. Rosenberry and Mr. Ward’s wife are first cousins. The Board of Directors values Mr. Rosenberry’s knowledge, experience and perspective as an entrepreneur and small business owner and the insight it provides him into the financial services needs of and business issues facing many of the Bank’s small business customers.

Glenn W. Snoke – 64, has been a member of the Board of Directors of the Company and of the Bank since 1999. Mr. Snoke is President of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry customers.

Continuing Directors:

CLASS A DIRECTORS – TERM EXPIRES IN 2014

Jeffrey W. Coy – 61, is Vice Chairman of the Boards of Directors of the Company and of the Bank. Mr. Coy has served as a director since 1984. From 2005 to February 2011, Mr. Coy served as a Commissioner on the Pennsylvania Gaming Control Board. From 1983 through 2004, Mr. Coy served as a Representative to the Pennsylvania General Assembly, representing the 89th Legislative District. The Board of Directors values the knowledge, experience and perspective Mr. Coy has attained through his long tenure as a director of the Company and the Bank and the substantial knowledge of the Bank’s Franklin and Cumberland Counties, Pennsylvania market areas he attained through his representation of those areas in the General Assembly.

John S. Ward – 75, has been a member of the Board of Directors of the Company and of the Bank since 1999. Mr. Ward’s wife is a first cousin of Gregory A. Rosenberry, a director of the Company and the Bank. Mr. Ward served as President of Modern Transit Partnership, a non-profit organization created to support bringing commuter rail service to central Pennsylvania, from 2002 to 2010. Prior thereto, Mr. Ward had a career as a mechanical engineer with Carlisle Syntec, Inc. and Carlisle Tire and Wheel and served as Chief Clerk of Cumberland County, Pennsylvania from 1995 to 2002. The Board of Directors values the senior executive level experience and perspective that Mr. Ward possesses as a result of his careers in industry, local government and public works.

Joel R. Zullinger – 64, is Chairman of the Boards of Directors of the Company and of the Bank. Mr. Zullinger has served as a director since 1981. Mr. Zullinger is an attorney at law with Zullinger Davis, P.C., in Chambersburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has attained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.

CLASS C DIRECTORS –TERM EXPIRES IN 2015

Anthony F. Ceddia – 69, is Secretary of the Boards of Directors of the Company and the Bank. Dr. Ceddia has been a member of the Board of Directors of the Company and of the Bank since 1996. Dr. Ceddia is President Emeritus of Shippensburg University, where he was President from 1981 to 2005. Since his retirement as President of Shippensburg University, Dr. Ceddia has been a Visiting Professor at various institutions. Dr. Ceddia also acts as a leadership and management consultant. The Board of Directors values Dr. Ceddia’s executive level experience and perspective and his leadership skills.

Andrea Pugh – 60, has been a member of the Board of Directors of the Company and of the Bank since 1996. She is President and sole member of PharmCare Consultants LLC, a pharmacy consulting business. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who is an entrepreneur and small business owner and the insight it provides her into the financial services needs of and business issues facing many of the Bank’s small business customers that are owned and operated by women.

Floyd E. Stoner – 64, has been a member of the Board of Directors of the Company and of the Bank since his nomination at the 2012 Annual Meeting of Shareholders. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy of the American Bankers Association (“ABA”) until his retirement in December 2011 and has over 26 years of experience as a lobbyist for the ABA. As the ABA’s chief lobbyist, he has been involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today. Beginning in January 2012, Mr. Stoner also serves as a Senior Advisor – Consultant with Alliance Partners. In addition, Mr. Stoner plans to retire to the greater Shippensburg area, where he owns a home and has several business interests locally.

Director Independence

The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the NASDAQ Stock Market and determined that each director, other than Mr. Quinn, is an “independent director” under such definition. In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business. Other than loans, deposits, fiduciary and other similar relationships with the Company or the Bank, no director or any of his or her related interests has engaged in any transaction or series of transactions, or is involved in any relationships, as a result of which the director would not be independent under the rules of the NASDAQ Stock Market, except Mr. Quinn, who is not independent by reason of his service as an executive officer of the Company and the Bank.

Shareholder Communications with the Board of Directors

The Company does not have a formal process by which shareholders may send communications to the Board of Directors. The Board of Directors believes that this is appropriate because as a matter of practice, shareholder communications received by the Company are included under the topic “Correspondence” with the Board meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention, also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.

Board Structure, Committees and Meeting Attendance

During 2012 the Board of Directors of the Company met 31 times and the Board of Directors of the Bank met 18 times. The Board of Directors of the Company has a Compensation Committee, an Audit Committee and a Nominating and Governance Committee. During 2012 all of the directors of the Company attended at least 75% of all meetings of the respective Boards and Committees on which they served. It is Company policy that all directors will attend the Annual Meeting of Shareholders. All of the Company’s directors attended the Annual Meeting of Shareholders in 2012.

The following table sets forth the number of times the Committees of the Company and the Bank and their respective Boards met during 2012:

Orrstown Financial Services Inc. Board of Directors	31
Asset Liability Committee	11
Audit Committee	14
Compensation Committee	3
Enterprise Risk Committee	8
Executive Committee	13
Nominating and Governance Committee	2
Investment	16
Orrstown Bank Board of Directors	18
Capital Planning Committee	1
Credit Administration Committee	9
Executive Committee	13
Oversight Committee	5
Property Committee	3
Technology Committee	9
Trust Committee	4
Loan Committee	17

With the exceptions of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the NASDAQ Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman and an independent Vice Chairman. The Vice Chairman also serves as Chair of the Executive Committees. The Boards of Directors believe that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors and Executive Committees. In addition, the independent directors have two regularly scheduled meetings each year in which they meet in executive session with only independent directors present. The independent directors also may meet in executive session at additional times as necessary. The Company’s Board of Directors also has an Enterprise Risk Management (ERM) Committee to provide additional oversight over seven risk areas: credit, operations and transactions, liquidity, market/interest rate, legal/compliance, strategies and reputation. During 2012, the Bank previously had a Credit Administration Committee, that was merged into the Enterprise Risk Management (ERM) Committee, and Property and Technology Committees that were merged into the Capital Planning Committee.

Compensation Committee.    The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s chief executive officer and other executive officers and of the Board of Directors. The Compensation Committee Charter is posted on the Company’s website at www.orrstown.com.

The Compensation Committee Charter provides that the Compensation Committee is to be composed of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.

The members of the Compensation Committee are Jeffrey W. Coy, Chair, Floyd E. Stoner, John S. Ward and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director.

The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee met three times during 2012.

Nominating and Governance Committee.    The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors. It reviews the qualifications of and recommends to the Board of Directors proposed nominees for election to the Board. As discussed above, it also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. The Nominating and Governance Committee reviews, at least annually, its Charter and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee are Joel R. Zullinger, Chair, Jeffrey W. Coy, Mark K. Keller, Thomas R. Quinn, Jr. and Glenn W. Snoke. As noted above in the discussion about the Executive Committee, Messrs. Coy and Zullinger are independent, as are Messrs. Keller and Snoke. As previously discussed, Mr. Quinn is not considered independent as he serves as President and Chief Executive Officer of the Company. The Nominating and Governance Committee Charter is posted on the Company’s website at www.orrstown.com. The Nominating and Governance Committee met twice in 2012.

Audit Committee.    The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors; the performance of the Company’s internal audit function; and management’s implementation of a system of controls designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements and maintain compliance with the Company’s ethical standards, policies, plans and procedures, and with laws and regulations. The Audit Committee Charter is posted on the Company’s website at www.orrstown.com.

The Audit Committee Charter provides that the Audit Committee is to be composed of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, at least one member of the Audit Committee is to have had past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules.

The members of the Audit Committee are Anthony F. Ceddia, Chair, Andrea Pugh, and John S. Ward, each of whom the Board of Directors has determined to be independent.

In addition, the Board of Directors has determined that Mr. Ward has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert as a result of his experience as Chief Clerk of Cumberland County, Pennsylvania, and as President of Modern Transit Partnership. In these positions, Mr. Ward has had ultimate responsibility for overseeing and assessing the performance of Cumberland County and Modern Transit Partnership in the preparation of their respective financial statements which, together with his nine year tenure as a member of the Audit Committee, has provided him with an understanding of and familiarity with generally accepted accounting principles and internal controls over financial reporting.

The Audit Committee Charter provides that the Audit Committee is to meet at least 4 times each year. The Audit Committee met 14 times during 2012.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2012. The Audit Committee also has discussed with Smith Elliott Kearns & Company, LLC, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Smith Elliott Kearns & Company, LLC, the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Smith Elliott Kearns & Company, LLC’s communications with the Audit Committee concerning independence and has discussed with Smith Elliott Kearns & Company, LLC, that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Smith Elliott Kearns & Company, LLC of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that it is. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Audit Committee:

Dr. Anthony F. Ceddia, Chair

Andrea Pugh

John S. Ward

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

As noted previously, the members of the Compensation Committee are Jeffrey W. Coy, Chair, Floyd E. Stoner, John S. Ward and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by Securities and Exchange Commission regulations under the Securities Exchange Act of 1934, as amended, involving members of the Compensation Committee or the overall Board of Directors of the Company.

Transactions with Directors and Management

During 2012 some of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by a bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders. No transactions, other than outstanding extensions of credit, exceeded $120,000 during 2012.

Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit.

Compensation of Directors

The following table sets forth compensation received by directors of the Company in 2012, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr.  Quinn does not receive compensation in his capacity as a director.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)	Total ($)

Anthony F. Ceddia	$86,717	$0	$0	$0	$7,427	$0	$94,144

Jeffrey W. Coy	76,900	0	0	0	15,970	0	92,870

Mark K. Keller	53,133	0	0	0	28,319	0	81,452

Andrea Pugh	67,800	0	0	0	14,645	0	82,445

Gregory A. Rosenberry	50,817	0	0	0	12,793	0	63,610

Kenneth R. Shoemaker(3)	15,033	0	0	0	15,109	0	30,142

Glenn W. Snoke	70,267	0	0	0	15,615	0	85,882

Floyd E. Stoner	34,900	0	0	0	0	0	34,900

John S. Ward	75,900	0	0	0	8,177	0	84,077

Joel R. Zullinger	95,766	0	0	0	32,038	0	127,804

(1)

For each director, the aggregate number of shares underlying unexercised but exercisable option awards at December 31, 2012 was: Mr. Ceddia – 3,602; Mr. Coy – 3,602; Mr. Keller – 349; Ms. Pugh – 3,602; Mr. Rosenberry – 3,602; Mr. Shoemaker – 0; Mr. Snoke – 3,602; Mr. Ward – 3,602; and Mr. Zullinger – 3,602. Mr. Stoner has not received option awards from the Company.

(2)

Represents the aggregate increase in the present value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2012. This includes both the directors Retirement and “Brick” plans.

(3)	Mr. Shoemaker retired as of the date of the 2012 Annual Meeting.

Directors’ Fees.    During 2012 each director of the Company and the Bank, other than Mr. Quinn, was paid an annual retainer fee of $12,000 and each non-employee director of the Company and the Bank received $1,000 for each meeting attended where the Boards of Directors of both the Company and the Bank met on the same day; if there was a separate meeting of one of the respective Boards each non-employee director would receive $700 per additional meeting. Each non-employee director who attends a committee meeting of the Company or the Bank receives $500 per meeting attended. Each non-employee director of the Company and the Bank who is the chair of a committee receives a $2,500 retainer per year in addition to the $500 per meeting attended.

The Compensation Committee recommended and the Board of Directors approved, the Board of Directors’ 2013 Fee and Attendance Policy on December 20, 2012. The policy changes the method for calculating directors’ fees. Each Board member will be paid a total annual flat fee of $50,000. The amount of $12,500 will be paid on a quarterly basis (the first business day of the month in January, April, July and October). In addition, Board officers will be paid a stipend as follows: Chairman, $13,000; Vice Chairman, $11,000; Secretary, $9,000.

Deferred Compensation Plan.    In 1995 the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy. If a participant would die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. In 2012 Ms. Pugh deferred $20,700 and Mr. Snoke deferred $9,000.

Directors Retirement Plan.    The Bank has entered into director retirement agreements with Ms. Pugh and Messrs. Ceddia, Coy, Keller, Rosenberry, Snoke, Ward and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is intended to approximate the amount of his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 based upon annual increases of four percent. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by four percent.

A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the Director’s service resulting in an adverse effect on the Bank or if the Director, after termination of service (other than following a change in control of the Bank), competes with the Bank within a 50 mile radius of its main office in Shippensburg, Pennsylvania. The Bank also would not be obligated to pay any benefit under a Director Retirement Agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

If a Director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Code, the Director will be entitled to begin receiving his or her normal retirement benefit following the later of the Director’s termination of service or attaining normal retirement age. The Director Retirement Agreement provides for an early termination benefit in a specified amount in the event of an early termination of service before normal retirement age, a disability benefit in the event of an early termination of service due to disability and a death benefit.

The amount of the increase in 2012 in the net present value of the accrued benefit under the Directors Retirement Agreement is reported in the 2012 Directors Compensation Table for each participating Director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Brick Plan.    Mr. Zullinger and three of the Bank’s former Directors participate in so-called “brick plans” that provide the director or his or her beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan from 2011 is reported in the 2012 Director Compensation Table above. Under the brick plan, Mr. Zullinger’s annual benefit at age 65 would be $21,804. Mr. Zullinger’s total accrued benefit at December 31, 2012 was $133,976 and the vested amount of his annual benefit is $21,044.

Orrstown Financial Services, Inc. Stock Incentive Plan of 2011.    On May 3, 2011 shareholders approved the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan. No shares or options were granted under the plan in 2012.

Information About Executive Officers and Other Significant Employees

In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and of the Bank, who also serves as a Director of the Company and of the Bank, the executive officers and other significant employees of the Company and of the Bank are:

David P. Boyle – 49, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since August 2012. From July 2010 to August 2012, he served as Executive Vice President, Chief Performance Officer of PNC Financial Services, Inc. (PNC Bank). From January 2007 to July 2010, Mr. Boyle was Regional President at PNC Bank, Michigan and its predecessor, National City Bank, Michigan.

Philip E. Fague – 53, is Executive Vice President and Assistant Secretary of the Company and of the Bank. From June 2011 to August 2012, he served as Senior Executive Vice President of the Company. From 1997 to June 2011, he served as Executive Vice President of the Bank. Since September 2009 Mr. Fague has served as Mortgage and Consumer Business officer of the Bank, and since August 2012 he has served as an executive overseeing the trust department. From January 2008 to September 2009, Mr. Fague served as Chief Retail Officer of the Bank and, from 2002 to 2008, as Chief Sales and Service Officer of the Bank.

David D. Keim – 64, is Executive Vice President and Chief Risk Officer of the Company and the Bank since October 2012. From August 2010 to September 2012, he served as Executive Vice President and Chief Risk Officer of First National Community Bank. From February 2009 to August 2010, Mr. Keim served as Chief Risk Officer of Heartland Financial, USA. From January 2007 to October 2008, he served as Senior Executive Vice President, Chief Credit Officer at Susquehanna Bank/Susquehanna Banchsares, Inc.

Jeffrey M. Seibert – 53, has been Executive Vice President and Chief Operating Officer of the Company and the Bank since August 2012. From December 2010 to August 2012, Mr. Seibert was not employed in accordance with a previous employment contract. From May 2009 to December 2010, he was President of the Pennsylvania Division of Susquehanna Bank. From October 2008 to April 2009

Mr. Seibert was Susquehanna Bank’s Managing Director, Commercial Banking and from November 2007 to September 2008 he served as Chief Operating Officer of Susquehanna Bank. From January 2007 to November 2007 Mr. Seibert served as Executive Vice President, Director of Banking Services of CommunityBanks N.A.

Benjamin W. Wallace – 30, has been Executive Vice President, Operations and Technology of the Company since February 2013. From January 2007 to February 2013, Mr. Wallace was employed as an Executive Director of Consumer Technologies at JPMorgan Chase & Co. Mr. Wallace is a member of the Pennsylvania Bar.

Barbara E. Brobst – 54, is Senior Vice President in charge of Human Resources of the Bank, and from July 2011 to August 2012, she was Executive Vice President serving in the same role. From 2005 to June 2011 she was Senior Vice President of the Bank and Senior Trust Officer.

Jeffrey S. Gayman – 40, is Senior Vice President, Retail Banking and Consumer Lending, of the Bank. From June 2011 to August 2012, he was Executive Vice President and from January 2008 to June 2011 he was Senior Vice President of the Bank. From September 2009 to August 2012, Mr. Gayman was Chief Commercial Officer of the Bank. Mr. Gayman was Chief Sales and Service Officer of the Bank from January 2008 to September 2009, Vice President and Regional Senior Loan Officer from June 2006 to January 2008, and Vice President and Commercial Market Manager from December 2002 to June 2006.

Douglas P. Barton – 48, has been Senior Vice President and Chief Accounting Officer of the Company and the Bank since September 2010. From January 1, 2009 to September 2010, Mr. Barton was a partner in the independent registered public accounting firm ParenteBeard LLC, and its predecessor, Beard Miller Company LLP. From 2005 to December 31, 2008, Mr. Barton was a senior manager at Beard Miller Company LLP.

Compensation Discussion and Analysis

In this section we provide an overview and analysis of our executive compensation programs and policies, the material decisions we have made under those programs and policies and the material factors that we considered in making those decisions.

Executive Summary.    As a result of continued economic conditions and Company performance, compensation to our existing executive officers was frozen in 2012 and 2011. Challenges continued for the Company in 2012 as we worked through credit issues, maintained capital ratios above well-capitalized and faced margin compression.

Given the performance in 2012, the Compensation Committee approved the following actions with respect to the named executive officers:

—	Salaries were frozen.

—	No profit sharing was accrued or paid.

—	No bonuses were accrued or paid.

—	No stock options or restricted stock awards were granted.

Shareholder Advisory Votes on Compensation.    At the 2012 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company’s executive compensation policies and practices as disclosed in the CD&A and the proxy by more than 62% of the shares voting on the matter. At the 2011 Annual Meeting of Shareholders, the shareholders approved an advisory vote recommending that such advisory vote be taken annually by more than 67% of the shares voting on the matter. The Company continues to follow this advisory vote on the annual frequency of such shareholder advisory votes.

Executive Compensation Objectives and Philosophy.    The Company’s compensation and benefits programs and policies are intended to provide fair, reasonable and competitive levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders.

Compensation Structure.    We compensate our executive officers through a combination of base salary, annual cash incentives, share based compensation, and other benefits. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. Our annual cash incentive program, which was revised in 2011, is structured to align our executives’ cash bonus opportunities with the financial performance of the Bank, as well as reflect individual contribution and success. In addition to cash incentives, we also provide equity compensation to our executives, historically in the form of stock options. These awards further link annual compensation to annual Company performance, but also link the compensatory interests of executive officers to the interests of shareholders in the long term success and growth of the Company. Health and welfare benefit programs are provided to executive officers on the same terms and conditions as all other employees and are intended to be competitive within the industry and the local market area. We also provide our executive officers with certain supplemental retirement programs on a basis competitive within the industry.

Except for the named executive officers hired in 2012, base salary represented 100% of the total compensation paid to our named executive officers in fiscal 2012. As stated, no cash bonuses or share based compensation were awarded since incentive targets were not met. However, sign-on bonuses were paid to certain executive officers who joined the Company in 2012 to assist in our recruiting efforts. The goal of the Compensation Committee is to have base salary represent two-thirds of total compensation.

Process for Determining Executive Compensation.    The Compensation Committee and management participate in the determination of executive compensation programs and practices. Generally, the Compensation Committee is responsible for carrying out the responsibilities of its charter, including (but not limited to) establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Management’s role in determining executive compensation programs and practices consists of developing proposals regarding program design and administration for the Compensation Committee’s review and approval. Management also is responsible for making compensation recommendations each year, typically in the form of salary adjustments, short-term incentive targets and awards, and long-term incentive grants. The Compensation Committee, comprised entirely of independent directors, makes and approves recommendations regarding the compensation of Mr. Quinn, our President and CEO.

From time to time, the Compensation Committee also uses outside compensation consultants. A compensation consultant generally reviews, analyzes and provides advice about the Company’s executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies along with information and advice on competitive compensation practices and trends, and specific views on the Company’s compensation programs. For 2012, no compensation consultants were engaged.

Benchmarking of Compensation Levels.    In making compensation decisions, the Compensation Committee has historically reviewed competitive market data related to base salary, annual bonus and total compensation, and did so in 2011. In 2010, Pearl Meyer, the Company’s compensation consultant, developed a peer group which currently consists of 15 banks to be used in evaluating the competitiveness of the Company’s current executive compensation program, as well as the appropriateness of any proposed changes. The peer group represented banks that met the following basic criteria:

—	Assets of approximately 0.5x – 2.0x that of the Company;

—	Commercial banks;

—	Domiciled in the Mid-Atlantic region of the United States; and

—	Similar business models.

These criteria, further refined to reduce the number of comparators, resulted in the following peer group:

—	Metro Bancorp, Inc.;
—	Financial Institutions, Inc.;
—	Univest Corporation of Pennsylvania;
—	Cardinal Financial Corporation;
—	Eagle Bancorp, Inc.;
—	Arrow Financial Corporation;
—	Peapack-Gladstone Financial Corporation;
—	Alliance Financial Corporation;
—	Citizens & Northern Corporation;
—	CNB Financial Corporation;
—	Bryn Mawr Bank Corporation;
—	Chemung Financial Corp.;
—	City Holding Company;
—	Shore Bancshares, Inc.; and
—	Canandaigua National Corporation.

The Company reviews the data from this peer group as well as other industry surveys. The Company does not use a formulaic approach to benchmarking compensation for specific data points for individual job positions. The Compensation Committee also considers data related to three year average total compensation for executive officer positions as that is a metric available through SNL Financial. However, the Company did not use benchmarking to set 2012 compensation because compensation for named executive officers was frozen at 2011 levels. Compensation for new executive officers was determined using peer group data and input from professional recruiters used in the search for such executives.

2012 Compensation Decisions.    The Compensation Committee met three times in 2012. On December 12, 2012 the Compensation Committee accepted Mr. Quinn’s recommendation of no salary increases or bonuses for executive management. In like manner, the Compensation Committee recommended no salary increase or bonus for Mr. Quinn. The Compensation Committee’s recommendations were presented to and approved by the independent directors of the Bank at its December meeting.

Base Salary.    Historically, base salaries for executive officers have been determined based upon a comparison of Company performance to competitive market data, as well as evaluations of individual performance and contributions. However, compensation to existing named executive officers was frozen in 2012. In determining the level of base salary, an individual’s personal performance in achieving previously established goals is a contributing factor. Following consideration of the information obtained and reviewed, and the recommendations of Mr. Quinn, the members of the Compensation Committee recommended and the Bank’s independent directors approved at its December meeting leaving base salaries for 2013 at 2012 levels for all named executive officers, and at $285,000 for Messrs. Boyle and Seibert, which is the same annualized salary in effect for such individuals in 2012.

Cash Bonuses.    In 2011, the Compensation Committee approved changes to the cash bonus program, which were intended to reflect changes in market practice, plan design and internal considerations regarding incentive compensation at the Company. The program was structured to provide cash bonuses based on a combination of company performance and individual contributions. For 2012, it was decided that Company performance would be defined as performance versus budget and relative to the peer group, including the following measures:

—	Net income;

—	Diluted earnings per share (EPS);

—	Return on assets (ROA);

—	Return on tangible equity (ROTE);

—	Efficiency ratio; and

—	Non-performing assets as a percentage of total assets.

This set of measures was chosen to effectively balance incentivizing management on core operating measures, linking annual incentives to measures that in the aggregate create shareholder value, and taking into account risk.

There were no individual weightings or discrete goals ascribed to these measures for 2012. Further, the Compensation Committee has additional authority to differentiate payouts between named executive officers to account for individual contribution and performance. Based upon the Company’s performance in 2012, Mr. Quinn recommended that no annual cash incentive awards be paid to the named executive officers in 2012. The Compensation Committee approved that no annual cash incentive awards would be provided for 2012 to the named executive officers, including to Mr. Quinn.

Long-term Incentives.    In 2011, the Board of Directors of the Company unanimously approved and adopted the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan (the “Stock Incentive

Plan”). The Stock Incentive Plan was ratified by the shareholders at the 2011 Annual Meeting. The purpose of the Stock Incentive Plan is to promote the long term success of the Company and the creation of shareholder value by providing additional incentives to those officers and key employees who are in a position to:

—	contribute to the long term growth and profitability of the Company;

—	assist the Company to attract, retain and motivate key personnel with experience and ability; and

—	link employees receiving stock options directly to shareholder interests through increased stock ownership.

The Compensation Committee, on behalf of the Board of Directors, administers the Stock Incentive Plan, and determines the number of shares to be granted, as well as the relevant terms and conditions of each grant. Historically, the Company has granted stock options, all of which are exercisable at an option price equal to the “fair market value” of the Company’s common stock on the date of grant of the option, defined as the closing price for shares of Company common stock reported on the NASDAQ Stock Market on such date. It is anticipated that going forward, the Company will make use of additional equity instruments covered under the Stock Incentive Plan, including restricted stock. Grants to officers of the Company and other key employees are based on criteria established by the Compensation Committee including past performance, job duties, scope and responsibilities and contributions to overall Company performance.

The Compensation Committee has total discretion over the number of shares or shares covered by option grants awarded at any given time, subject to the conditions and restrictions of the Stock Incentive Plan. There were no restricted stock or stock option awards to the named executive officers for 2012. The Committee does anticipate awarding grants in the future to provide for greater alignment with the overall executive compensation philosophy and purpose.

401(k) and Profit Sharing Plan.    The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50 percent of employee contributions under the plan up to three percent of an employee’s annual compensation. In addition, the Bank maintains a profit sharing plan covering all employees who have attained age 21, completed one year of service and have worked for 1,000 hours or more during the plan year. Upon becoming eligible to participate in the plan, an employee is fully vested. Contributions to the plan are based on the Company’s performance and are at the discretion of the Bank’s Board of Directors. Substantially all of the Bank’s employees are covered by the plan. The Bank’s contribution to the plan on behalf of all participants may not be in excess of the maximum amount deductible for tax purposes under Section 404(a) of the Internal Revenue Code of 1986, as amended. In general, this amount cannot be more than 15 percent of compensation otherwise paid during the taxable year to all employees under the profit sharing plan. There was no profit sharing awarded to any employee in 2012.

Deferred Compensation and Supplemental Benefit Programs.    The Bank has established salary continuation plans and group term replacement plans for certain of its executive officers. The purposes of these programs are to provide to those executive officers an economic incentive for long term service to the Company and the Bank. The Compensation Committee believes that these programs are competitive with those offered by other banks of similar size on a regional basis.

The Bank has established salary continuation plans for certain of its executive officers including, without limitation, many of the named executive officers, in order to provide them with supplemental retirement income. The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

The Bank also has established an officer group term replacement plan for the benefit of Messrs. Quinn and Fague. This plan provides participating officers with a life insurance benefit equal to two times current salary with no cap. Under the plan the officer receives the same coverage as he currently receives under the Bank’s group term plan but at less cost to the Bank while the officer is employed. The officer receives continued coverage after retirement for a small annual charge. The post-retirement coverage will approximate two times annual salary (but not exceed the net coverage purchased).

As noted above in connection with director compensation, the Company also has established a non-qualified deferred compensation plan for directors and executive officers, but no executive officer made any deferrals pursuant to that plan in 2012.

Executive Employment Agreements.    In August 2011, the Company extended an executive employment agreement with Mr. Quinn which continues until August 25, 2015. The minimum annual base salary is $414,000. During the term of the agreement, the Company will cause Mr. Quinn to be elected to the Board of Directors of the Bank and to nominate him to serve as a director of the Company. During the period of employment and for one year thereafter, Mr. Quinn agrees not to directly or indirectly engage in business competition with the Company or the Bank with respect to its services, products, processes, customers, methods of doing business and similar matters within an eighty mile radius of Shippensburg, Pennsylvania. In addition, during this period, Mr. Quinn will not solicit or attempt to solicit, divert or appeal to any employees, customers, clients or referral sources of the Company, the Bank or any of their respective subsidiaries. The Company and Bank also extended the term of the executive employment agreements with Messrs. Fague, Embly and Gayman, providing for two year terms to expire December 31, 2013. Mr. Embly’s agreement terminated on October 1, 2012 with the end of his employment. The Company and the Bank entered into an Executive Employment Agreement with Mr. Everly providing for a two year term to expire September 30, 2012. Mr. Everly’s agreement terminated on May 14, 2012 with the end of his employment. Subject to the right of the executive to resign at any time upon ninety days prior notice, the executive employment agreements provide for renewal or extension for successive two year terms by written notice to the executive by the Company and the Bank not later than one hundred twenty days prior to the expiration of the then current term. In addition to annual base salaries, the executive employment agreements provide that each officer is eligible to receive annual incentive payments and equity incentive awards, and to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which other senior officers of the Bank are eligible to participate. The executive employment agreements also contain customary nondisclosure, nonsolicitation and mutual nondisparagement provisions and restrictive covenants. The purpose of the executive employment agreements is to provide those officers with job security while providing the Company and the Bank with protections against competition and solicitation of customers and employees if any of the officers would leave the Bank’s employ.

Change in Control Agreements.    The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March 2009, and with Messrs. Embly, Everly and Fague in May 2008. The Change in Control Agreements with Messrs. Embly and Everly terminated with the end of their respective employment in 2012. The purpose of the Change in Control Agreements is to promote the interests of the Company and the Bank by mitigating the concerns senior officers may have for job security, authority or compensation in connection with a change in control of the Company or the Bank, such that the business and strategic decisions such officers may make on behalf of the Company and the Bank may be made independently of such concerns. The Compensation Committee believes that providing Change in Control Agreements to such senior executives is competitive with the practices of its peers. The key terms and conditions of the Change in Control Agreements are described below under “Potential Payments Upon Termination or Change in Control.”

Risk Management.    We believe that the Company’s compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation is wholly subject to the discretion of the Compensation Committee and the independent directors. Similarly, not only is long-term incentive compensation in the form of stock options also subject to Compensation Committee and independent director discretion, it also reflects a modest portion of total compensation at lesser levels than among the Company’s peers. With respect to those employees whose compensation may involve a variable component such as loan originators and investment counselors who are paid, in significant part, based upon production, we believe the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices.

Tax and Accounting Considerations.    The Company takes into account the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (“ASC”) 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. All of the compensation the Company paid in 2012 to the named executive officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code. Although the Compensation Committee does not anticipate that any such non-deductible payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.

Although the Company does not presently have provisions for recoupment of incentive compensation in the event of restatement or adjustment of the performance measures in the future after incentive awards have been paid, the Compensation Committee will implement such requirements related to future incentive compensation awards, and expects such recoupment policies to be implemented. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its named executive officers, but generally such officers hold personal investments in the Company’s stock. The Company does not have any policies regarding hedging strategies applicable to the named executive officers or directors and their personal investments in Company stock.

Compensation Committee Report

We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Compensation Committee

Jeffrey W. Coy, Chair

Floyd E. Stoner

John S. Ward

Joel R. Zullinger

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Compensation Risk Assessment

Senior management periodically conducts a Compensation Risk Assessment, which is presented to and reviewed by the Compensation Committee. Such risk assessment was last conducted in fiscal 2011. That Compensation Risk Assessment concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables

The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2012 for services rendered in all capacities by our principal executive officer and principal financial officers during 2012, as well as our four most highly compensated executive officers (other than our principal executive officer and principal financial officers) who were serving as executive officers as of the end of the year and a senior officer who had served as an executive during 2012. References throughout this proxy statement to our “named executive officers” or “named executives” refer to each of the individuals named in the table below.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Thomas R. Quinn, Jr.	2012	$414,027	$0	$0	$0	$0	$181,433	$12,225	$607,685
President & Chief	2011	414,027	0	0	0	0	135,051	16,347	565,425
Executive Officer	2010	399,051	196,160	0	34,860	0	194,122	89,775	913,968

David P. Boyle(4)	2012	$85,500	30,000	0	0	0	0	14,764	130,264
Executive Vice President & Chief Financial Officer

Bradley S. Everly(5)	2012	83,990	0	0	0	0	28,674	6,354	119,018
Former Executive Vice President & Chief Financial Officer	2011 2010	206,013 180,204	0 70,267	0 0	0 27,888	0 0	49,272 49,266	7,126 33,262	262,411 360,887

Jeffrey M. Seibert(4)	2012	98,654	30,000	0	0	0	0	414	129,068
Executive Vice President & Chief Operating Officer

Philip E. Fague	2012	209,391	0	0	0	0	19,204	8,115	236,710
Executive Vice President, Trust and Mortgage Officer	2011 2010	209,391 202,500	0 71,160	0 0	0 27,888	0 0	19,205 19,204	6,805 36,948	235,401 357,700

Jeffrey S. Gayman	2012	180,281	0	0	0	0	0	5,870	186,151
Senior Vice President, Retail Banking and Consumer Lending	2011 2010	180,281 150,643	0 45,160	0 0	0 18,883	0 0	0 0	5,674 27,402	185,955 242,088

Barbara E. Brobst	2012	154,274	0	0	0	0	19,844	4,639	178,756
Senior Vice President, Human Resources	2011	154,274	0	0	0	0	19,844	4,624	178,742
	2010	149,594	30,213	0	15,978	0	19,844	26,928	242,557

Jeffrey W. Embly(6)	2012	180,550	0	0	0	0	11,707	5,678	197,935
Former Executive Vice President, Chief Operating Officer	2011 2010	209,906 202,969	0 83,726	0 0	0 27,888	0 0	11,824 11,824	6,718 36,942	228,448 363,349

(1)

Option awards are valued based on the Black-Scholes model used by the Company for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. Please see the 2012 Outstanding Equity Awards Table below for more information regarding options outstanding at December 31, 2012 There were no option or stock grant awards made in 2012 and 2011. As such, the grants of plan-based awards table has been omitted.

(2)	Based on benefits accrued under Salary Continuation Agreements.
(3)	See 2012 All Other Compensation Table below.
(4)	Represents part-year compensation because the named executive officer joined the Company during fiscal 2012.
(5)	Represents part-year compensation because the named executive officer resigned on May 14, 2012.
(6)	Represents part-year compensation because the named executive officer’s employment terminated effective October 1, 2012.

As indicated in the 2012 Summary Compensation Table, salary is the single most significant component of executive compensation, comprising approximately one-half or more of total compensation paid to an executive officer.

The compensation represented by the amounts for 2012 set forth in the “All Other Compensation” column in the 2012 Summary Compensation Table is detailed in the following table.

2012 ALL OTHER COMPENSATION TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)

Thomas R. Quinn, Jr.	2012	$4,153	$712	$7,360	$12,225
	2011	4,676	671	11,000	16,347
	2010	47,804	608	41,363	89,775

David P. Boyle	2012	14,571	193	0	14,764

Bradley S. Everly	2012	2,763	1,071	2,520	6,354
	2011	0	952	6,174	7,126
	2010	0	825	32,437	33,262

Jeffrey M. Seibert	2012	0	414	0	414

Philip E. Fague	2012	1,265	532	6,318	8,115
	2011	0	494	6,311	6,805
	2010	0	438	36,510	36,948

Jeffrey S. Gayman	2012	162	300	5,409	5,871
	2011	0	299	5,375	5,674
	2010	0	286	27,116	27,402

Barbara E. Brobst	2012	0	0	4,638	4,638
	2011	0	0	4,624	4,624
	2010	0	0	26,928	26,928

Jeffrey W. Embly	2012	0	261	5,417	5,678
	2011	0	428	6,290	6,718
	2010	0	408	36,534	36,942

Except as to Mr. Quinn in 2010 and Mr. Boyle in 2012, the total value of perquisites and personal benefits for a named executive officer is less than $10,000. In 2012 for Mr. Quinn, perquisites and personal benefits consisted of an automobile allowance, and for Mr. Boyle, perquisites and personal benefits consisted of moving expenses.

The reported insurance premiums are the premiums paid by the Bank in connection with the officer group term replacement plans for the named executive officers described above in the Compensation Discussion and Analysis.

The Company fully funded its contribution to the profit sharing plan for 2010 at 15%. There were no contributions in 2011 and 2012.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date

Thomas R. Quinn, Jr.	6,000	21.14	7/21/2020
David P. Boyle	0	0	-
Bradley S. Everly	0	0	-
Jeffrey W. Embly	0	0	-
Jeffrey M. Seibert	0	0	-
Philip E. Fague	4,800	21.14	7/21/2020
	1,425	36.95	7/30/2019
	2,560	30.01	7/15/2018
	3,200	32.02	7/09/2017
	3,150	36.11	6/22/2016
	4,725	40.14	6/23/2015
	4,961	36.92	6/24/2014
	4,961	24.72	6/26/2013
Barbara E. Brobst	2,750	21.14	7/21/2020
	1,000	36.95	7/30/2019
	1,760	30.01	7/15/2018
	2,200	32.02	7/09/2017
	2,100	36.11	6/22/2016
	3,150	40.14	6/23/2015
	2,756	36.92	6/24/2014
	2,756	24.72	6/26/2013
Jeffrey S. Gayman	3,250	21.14	7/21/2020
	1,000	36.95	7/30/2019
	1,760	30.01	7/15/2018
	1,000	32.02	7/09/2017
	1,050	36.11	6/22/2016
	2,100	40.14	6/23/2015
	2,205	36.92	6/24/2014
	1,874	24.72	6/26/2013

(1)	There were no unexercisable options at December 31, 2012.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas R. Quinn, Jr.	-	-	-	-

David P. Boyle	-	-	-	-

Bradley S. Everly	-	-	-	-

Jeffrey W. Embly	-	-	-	-

Jeffrey M. Seibert	-	-	-	-

Philip E. Fague	-	-	-	-

Barbara E. Brobst	-	-	-	-

Jeffrey S. Gayman	-	-	-	-

2012 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas R. Quinn, Jr.	Salary Continuation Agreement	4	$588,490	-

David P. Boyle	-	-	-	-

Bradley S. Everly	Salary Continuation Agreement	15	538,981	-

Jeffrey W. Embly	Salary Continuation Agreement	14	76,343	-

Jeffrey M. Seibert	-	-	-	-

Philip E. Fague	Salary Continuation Agreement	24	206,427	-

Barbara E. Brobst	Salary Continuation Agreement	15	128,124	-

Jeffrey S. Gayman	-	16	-	-

In the table above:

—	The number of years of credited service equals the number of years of employment service.

—

When we use the phrase “present value of accumulated benefit,” we are referring to the actuarial present value of the named executive officer’s accumulated benefits under our pension plans, calculated as of the Plan Measurement Date.

—	The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2012.

—	No amounts were actually paid or provided to the named executive officers during 2012.

A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

Salary Continuation Agreements.    The Bank has entered into Salary Continuation Agreements with certain of its executive officers including, without limitation, the executive officers named in the Summary Compensation Table. The Agreements provide each executive officer with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control.

Benefits are payable in monthly installments over a 15 year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control or within 60 days after separation from service in the case of disability. Under the Agreements the amount of the normal retirement benefit when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans is intended to provide the executive officer with retirement income equal in amount to 70 percent of final annual salary.

The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65; and with Mr. Fague, $73,000 at age 65.

In the event of an early termination separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15 year period commencing within 60 days after receipt by the Bank of the officer’s death certificate. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.

Benefits under the Agreements will be forfeited by an executive officer who is terminated for cause, or if the executive officer commits suicide within 2 years after the effective date of the Agreement, or if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance, or if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or the executive officer becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

Executive Employment Agreements.    As detailed in the “Compensation Discussion and Analysis” section, the Company previously entered into an executive employment agreement with Mr. Quinn providing for a term continuing until August 25, 2015. The Company and the Bank also extended the term of the executive employment agreements with Messrs. Fague and Gayman, providing for two year terms to expire December 31, 2013. The agreements with Messrs. Embly and Everly terminated as of the end of their respective employment in 2012. Mrs. Brobst and Messrs. Boyle and Seibert did not have employment contracts as of December 31, 2012.

The following table summarizes potential benefits for each of the named executive officers in the event of termination of employment unrelated to a change in control transaction if it had occurred on December 31, 2012.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason” ($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)

Thomas R. Quinn, Jr.	1,097,394	1,097,394	44,046	1,141,440

Philip E. Fague	209,391	209,391	864	210,255

Jeffrey S. Gayman	180,281	180,281	16,820	197,101

(1)	Assumes payment of continued salary under existing employment contracts for remaining term of contract in effect as of December 31, 2012.
(2)	Estimated benefits contribution expense during period of continued salary payment noted at footnote 1 above.

Change in Control Agreements.    The Company and the Bank entered into Change in Control Agreements with Mr. Quinn in March 2009, and with Mr. Fague in May 2008. Messrs. Boyle, Seibert and Gayman do not currently have change in control agreements. Change in Control Agreements for Messrs. Embly and Everly terminated with the end of their respective employment in 2012. The terms and conditions of the Change in Control Agreements are substantially the same for each executive, except for the respective amounts of the cash compensation and the terms for which the Company and the Bank will continue to provide the executives with health and welfare benefits. The Change in Control Agreements provide that the Company and the Bank are to pay to the executives the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that an executive’s employment is terminated by the Company or Bank without good cause or by the executive for good reason within two (2) years after the occurrence of a change in control.

The Change in Control Agreements define “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Company and the Bank will have “good cause” to terminate an executive’s employment if the executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.

The executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the executive’s responsibility or authority; (b) assigns to the executive duties inconsistent with his office; (c) materially changes the location of the executive’s primary office; (d) reduces the executive’s annual base salary; or (e) any other action or inaction which constitutes a material breach of the executive’s employment agreement; in all cases after notice to the Company or Bank and the failure of the Company or the Bank to cure the situation after such notice.

The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the executive cash compensation in an amount equal to a specified multiple of (1) annual base salary, plus (2) cash bonus and other annual incentive cash compensation for the calendar year immediately before the calendar year in which the termination of employment occurs. For Mr. Quinn the multiple is 2.99 times; and for Mr. Fague multiple is 2 times. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For

Mr. Quinn the term is three years; and for Mr. Fague the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependants will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreements also provide that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the executive will be in the same after-tax position as if no excise tax had been imposed.

The following table summarizes potential change in control benefits for each of the named executive officers. For the purposes of this table we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2012.

Name	Cash Benefit Under Change in Control Agreement ($)	Cash Benefit Under Salary Continuation Agreement($) (1)	General Health and Welfare Benefits (2)	Total Benefits ($) (3)

Thomas R. Quinn, Jr.	1,237,941	2,014,613	49,552	3,302,106

Philip E. Fague	418,782	360,405	2,592	781,779

Barbara E. Brobst	-	308,281	-	308,281

(1)

Present value as of December 31, 2012 of accumulated benefit under Salary Continuation Agreement at normal retirement age. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under generally accepted accounting principles.
(3)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

PROPOSAL 2 – ADVISORY VOTE ON COMPENSATION PAID TO

NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the “Say-On-Pay” vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2011 Annual Meeting of Shareholders to hold this vote on executive compensation annually. The vote is non-binding, however the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our named executive officers.

The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote on compensation paid to our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.

The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote on compensation paid to our named executive officers:

—

Fair, Reasonable and Appropriate Levels of Compensation.    A recent study conducted by the Compensation Committee’s independent consultant found that overall cash compensation levels for our named executive officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market, albeit on the lower end. Furthermore, the Company provides limited benefits and perquisites to our executives.

—

Pay and Performance Alignment.    The Compensation Committee believes that increases in salaries, incentive bonus payouts and stock option awards when made, are in a responsible manner, consistent with our performance in relation to our operating plan and the performance of our peers.

—

Risk Mitigation.    We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk appropriate environment for compensating our executives.

—

Revised Long-term Incentive Strategy.    We recently approved changes to our long-term incentive strategy for executives. For 2013 and future years, we anticipate shifting our strategy of granting equity awards to a balanced mix of stock options and restricted stock, both of which will have multi-year vesting criteria. These changes reflect the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.

Additional details on our executive compensation programs and practices are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.

The affirmative vote of a majority of the votes cast at the annual meeting is necessary for the approval of the non-binding advisory vote on compensation paid to our named executive officers as described in this proxy statement.

The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote on compensation paid to our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 – RATIFICATION OF THE AUDIT COMMITTEE’S

SELECTION OF SMITH ELLIOTT KEARNS & COMPANY, LLC AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted on our website at www.orrstown.com.

On February 28, 2013, the Audit Committee presented its conclusions regarding the independent registered public accounting firm to our Board of Directors. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2013.

The Audit Committee and Board have adopted a policy that if a majority of the votes cast at the annual meeting is against ratification, the Audit Committee will reconsider its selection of Smith Elliott Kearns & Company, LLC. The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2013, the Company will not seek shareholder ratification of the Audit Committee’s new selection.

The affirmative vote of a majority of the votes cast at the annual meeting is necessary to ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2013.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC, as the Company’s independent registered public accounting firm for 2013.

Relationship with Independent Registered Public Accounting Firm

Representatives of Smith Elliott Kearns & Company, LLC, the Company’s independent registered public accounting firm for 2012, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees.    Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Smith Elliott Kearns & Company, LLC, as of and for the fiscal years ended December 31, 2012 and 2011, are set forth below:

	2012	2011

Audit Fees	$101,890	$108,255
Audit-Related Fees	26,458	12,200
Tax Fees	31,500	12,400
Other Fees	0	0

TOTAL	$159,848	$132,855

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K.

Audit-Related Fees were for professional services rendered for 2012 and 2011 in connection with certain regulatory reporting requirements, attendance at audit committee meetings, whistle blower follow-up and consent for a registration statement.

Tax Fees for 2012 and 2011 were in connection with preparation of the Company’s tax returns for 2010, 2011, and 2012, responding to certain taxing authority inquiries and tax consulting.

There were no other fees billed by the Company’s independent registered public accounting firm for 2012 and 2011.

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the deminimus exception set forth in applicable SEC rules and regulations. In 2012, all audit and non-audit services provided by Smith Elliott Kearns & Company, LLC, were pre-approved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, is being mailed with this Proxy Statement to all shareholders of the Company. In addition, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, may be obtained without charge by written request to David P. Boyle, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, PA 17257. The Annual Report on Form 10-K also is available at www.orrstown.com.

5772 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Barbara E. Brobst and Wilma M. Rosenberry, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all Orrstown Financial Services, Inc. (the “Company”) Common Stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 30, 2013, at 9:00 A.M., at the H. Ric Luhrs Performing Arts Center, 1871 Old Main Drive, Shippensburg, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. PLEASE MARK VOTES AS IN THIS EXAMPLX E REVOCABLE PROXY Orrstown Financial Services, Inc. Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. 1. Elect four (4) directors to Class B for three (3) year terms expiring in 2016. Glenn W. Snoke Your Board of Directors recommends a vote “FOR” the election as director to Class B of Glenn W. Snoke. Gregory A. Rosenberry Your Board of Directors recommends a vote “FOR” the election as director to Class B of Gregory A. Rosenberry. Mark K. Keller Your Board of Directors recommends a vote “FOR” the election as director to Class B of Mark K. Keller. Thomas R. Quinn, Jr. Your Board of Directors recommends a vote “FOR” the election as director to Class B of Thomas R. Quinn, Jr. FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE For Against Abstain 2. Approve a non-binding advisory vote regarding the compensation paid to our named executive officers (“Say-On- Pay”). Your Board of Directors recommends a vote “FOR” approval of the non-binding advisory vote on compensation paid to our named executive officers. 3. Ratify the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013. Your Board of Directors recommends a vote “FOR” ratification of the Audit Commitee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013. 4. The transaction of such other business as may properly come before the annual meeting. Where a vote is not specified, the proxies will vote shares represented by this Proxy (i) FOR the election of all four nominees for director to Class B; (ii) FOR approval of the advisory vote on compensation paid to our named executive officers (iii) FOR the ratification of the Audit Committee’s selection of Smith Elliott Kearns & Company, LLC as the Company’s independent registered public accounting firm for 2013; and (iv) in accordance with the directions of the Board of Directors on such other matters that may properly come before the annual meeting. For Against Abstain Mark here if you plan to attend the meeting. Mark here for address change. Comments: For Against Abstain Annual Meeting Materials are available at: http://www.cfpproxy.com/5772 With- For hold INSTRUCTION: Your Board of Directors recommends a vote “FOR” the election as directors to Class B of the four (4) nominees listed above. With- For hold With- For hold With- For hold